UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	July 23, 2010
(Date of earliest event reported)	July 22, 2010

ONEOK PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103-4298
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 22, 2010, we announced that we received notification that Williams Partners L.P. has elected to exercise its option to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent.

The joint-venture company was established in May 2006 to build the Overland Pass Pipeline, a 760-mile natural gas liquids (NGL) pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan., one of the nation’s primary NGL distribution and storage hubs.  Currently, we own 99 percent of the joint venture and Williams owns the remaining 1 percent.

The pipeline, which went into service in November 2008, can transport approximately 140,000 barrels per day with the ability to expand capacity to 255,000 barrels per day with additional pump facilities.

Upon closing of the transaction and as long as Williams owns at least 50 percent of Overland Pass Pipeline Company, Williams will have the option to become the operator by providing us at least 30 days notice.

The transaction is expected to be completed in August 2010, subject to obtaining the necessary regulatory approvals.

As a result of the increase in Williams’ ownership in the joint-venture company, we will receive approximately $425 million at closing in accordance with the joint venture’s operating agreement.  We will use the proceeds from the transaction to repay short-term debt and to fund our recently announced capital projects.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 News release issued by ONEOK Partners, L.P. dated July 22, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	July 23, 2010	By:	/s/ Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

3